UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 16, 2016
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FIRST NBC BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)
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Louisiana	001-35915	14-1985604
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Baronne Street New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (504) 566-8000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2016, the Board of Directors of First NBC Bank Holding Company (“First NBC”) appointed Shivan Govindan as Chairman of the Board, effective immediately. Mr. Govindan has served as a director of First NBC since its inception in 2006 and had served as Vice Chairman since 2013. Prior to the Board’s decision to separate the offices of Chairman and Chief Executive Officer as a good corporate governance practice, Chief Executive Officer and President Ashton J. Ryan had served in the dual capacity. Mr. Govindan’s compensation arrangements, as previously disclosed, were not changed in connection with his appointment as Chairman of the Board.

Mr. Govindan is Managing Member of Pilgrims and Indians Capital, LLC, and has been since 2016. Pilgrims & Indians Capital, LLC makes private equity and other investments in U.S. community banks and other financial services companies. From May 2015 until 2016, he had been a Managing Member and Chief Investment Officer of Celeridem Capital Management, LLC. Celeridem Management, LLC made investments in financial technology companies. From 2004 to 2014, Mr. Govindan held various positions at Resource America, Inc., including President of Resource Financial Institutions Group, Inc., from 2005 to 2014, and Managing Director of Trapeza Capital Management, LLC from 2005 to 2014. From 2000 to 2004 he served as Principal of Beehive Ventures, LLC, and served as Director of Corporate Development for portfolio company CFM Partners, Inc, from 2002-2003. From 1998 to 2000, Mr. Govindan was Director of Corporate Development at IQ Financial Systems, Inc. Mr. Govindan began his career at Bankers Trust as an Analyst from 1995-1996, and as Associate from 1996 to 1998. He also serves on the boards of directors of Colorado National Bancorp, Bridge Entertainment, Inc., an online market research company, and Symbiont.io, Inc., a leading blockchain startup. Mr. Govindan is a graduate of University of Pennsylvania, B.A., 1995.

The Board of Directors of First NBC also announced the restructure of certain executive team responsibilities with the appointment of Albert J. Richard, III, First NBC’s Senior Vice President and Chief Accounting Officer, to serve as its Senior Executive Vice President and Chief Financial Officer, effective immediately. In connection with this appointment, Mr. Richard’s base salary was increased to $345,000.

Mr. Richard, age 69, joined First NBC in December 2015 and has served as Senior Vice President and Chief Accounting Officer since that time. Prior to joining First NBC, Mr. Richard worked in public accounting for 46 years, most recently with Postlethwaite & Netterville, the largest public accounting firm based in Louisiana, where he served for 16 years. During his tenure with the firm, he served as a Managing Director of the New Orleans, Louisiana office, and his principal responsibilities included serving as the Audit Engagement Director for a diverse group of clients, including banks and other financial institutions. His prior financial audit experience includes work with KPMG and Deloitte, where he also served in leadership capacities. Mr. Richard is a member of the American Institute of Certified Public Accounts and the Society of Louisiana Certified Public Accountants, where he received a lifetime achievement award. He also serves as a member of the Jefferson Business Council.

Mary Beth Verdigets, who had served as First NBC’s Chief Financial Officer, will serve in a newly-created position of Treasurer, where she will be primarily responsible for overseeing First NBC’s asset/liability management function, investments portfolio, hedging strategies and strategic planning.

Item 8.01 .     Other Events.

On September 16, 2016, the Board of Directors of First NBC set November 17, 2016 as the date of the company’s 2016 annual meeting of shareholders. Because the date of the annual meeting has been changed by more than 30 calendar days from the date of the anniversary of First NBC’s 2015 annual meeting of shareholders, First NBC has set a new deadline for submission of shareholder proposals. Shareholders who wish to have a proposal considered for inclusion in the company’s proxy materials for the annual meeting under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must ensure that such proposal is received by the company at its principal executive offices, 201 Baronne Street, New Orleans, Louisiana 70112, addressed to First NBC’s Director of Investor Relations, not later than September 26, 2016. Any such proposal must also comply with the rules and regulations of the Securities and Exchange Commission under Rule 14a-8 in order to be eligible for inclusion in the proxy materials for the annual meeting. In addition, under the company’s bylaws, a shareholder who wishes to propose any business to be considered at an annual meeting (other than matters brought under Rule 14a-8) or to nominate an individual for election to the Board of Directors must ensure that advance written notice of that business or nomination is delivered to First NBC’s Corporate Secretary at its principal executive offices by September 26, 2016. Any such proposal or nomination must meet the requirements set forth in the bylaws in order to be brought before the annual meeting.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 16, 2016

FIRST NBC BANK HOLDING COMPANY
By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr. Chief Executive Officer and President